Exhibit 99.6


                         CHOICE ONE COMMUNICATIONS INC.
                         100 CHESTNUT STREET, SUITE 600
                            ROCHESTER, NEW YORK 14604
                                 (585) 246-4231


                        OFFER TO EXCHANGE CERTAIN OPTIONS
                    TO PURCHASE COMMON STOCK, PAR VALUE $.01
         PER SHARE, ISSUED UNDER THE CHOICE ONE COMMUNICATIONS INC. 1998
               EMPLOYEE STOCK OPTION PLAN (MAY 2000 RESTATEMENT)

--------------------------------------------------------------------------------

          THIS OFFER EXPIRES AT 12:00 MIDNIGHT EASTERN TIME (U.S.), ON
            JANUARY 21, 2003, UNLESS THE OFFER IS OTHERWISE EXTENDED

--------------------------------------------------------------------------------

         Choice One Communications Inc. ("Choice One", "we" "us" or the "Company") is offering active colleagues, including officers (each an "Eligible Colleague") the opportunity to exchange all options granted before January 2, 2002, other than performance based stock options granted on January 1, 2002 ("Current Options") under the Choice One Communications Inc. 1998 Employee Stock Option Plan (May 2000 Restatement), as amended (the "Plan") for new options to purchase common stock of the Company ("New Options") under the Plan. Non-employee members of our Board of Directors are not eligible to participate.

         We are making this offer upon the terms and subject to the conditions described in this offer to exchange and the documents referred to in this document (the "Offer to Exchange"). This Offer to Exchange and the documents referred to herein may be amended or modified from time to time (collectively, as so amended or modified, the "Offer"). New Options will be granted promptly after the closing of this Offer, expected to be on January 21, 2003. This Offer is not conditioned upon a minimum number of options being exchanged.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE STOCK OPTION EXCHANGE PROGRAM, NEITHER WE, NOR OUR BOARD OF DIRECTORS, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS. THE DECISION TO PARTICIPATE IN THE OFFER IS AN INDIVIDUAL ONE BASED ON A VARIETY OF FACTORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS AND YOU SHOULD SEEK COUNSEL FROM YOUR PERSONAL ADVISORS, INCLUDING INVESTMENT AND TAX ADVISORS.

         Shares of Choice One stock are currently quoted on the OTC Bulletin Board under the symbol "CWON". On December 18, 2002, the last sale price of our common stock as reported on the OTC Bulletin Board was $0.30 per share. See information under the heading "The Offer:

7. Price Range of Common Stock Underlying the Options and Trading Market." We recommend that you obtain and evaluate current market information and quotations for our common stock before deciding whether to exchange your options.

         You should direct questions about this Offer or requests for additional paper copies of this Offer or the Election Letter and Personalized Election Form to your Regional Human Resource Manager at (585) 246-4231.

         THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR THE ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

         If you wish to exchange your options, we must receive your properly completed, signed and dated Election Letter and Personalized Election Form in accordance with their instructions before 12:00 midnight Eastern Time (U.S.), on January 21, 2003 (or such later date or time if we extend the expiration of the Offer). You may deliver these documents by hand delivery directly to Janet Smith or fax, mail, or overnight deliver them to us at: Choice One Communications Inc., Human Resources Department, Attention: Janet Smith, Stock Option Exchange Program, 100 Chestnut Street, Suite 600, Rochester, New York 14604, fax number
(585) 530-2738.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT ON SCHEDULE TO FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS OFFER FORMS A PART. IF ANYONE MAKES SUCH RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS


SECTION                                                                     PAGE

SUMMARY OF TERMS...........................................................   1

THE OFFER
1.       Colleagues Eligible to Participate; Number of Options;
              Expiration Date..............................................   9
2.       Purpose of the Offer..............................................   9
3.       Procedures for Tendering Options..................................  10
4.       Withdrawal Rights.................................................  11
5.       Acceptance of Current Options for Exchange and Issuance
                of New Options.............................................  12
6.       Conditions of the Offer...........................................  12
7.       Price Range of Common Stock Underlying the Options and
              Trading Market...............................................  13
8.       Consideration for Participation; Terms of New Options.............  14
9.       Information Concerning Choice One.................................  19
10.      Interests of Directors and Officers; Transactions and
               Arrangements Concerning the Options and our Common Stock....  19
11.      Status of Options Acquired by Us in the Offer; Accounting
              Consequences of the Offer....................................  20
12.      Legal Matters; Regulatory Approvals...............................  21
13.      Material Federal Income Tax Consequences..........................  21
14.      Extension of Offer; Termination; Amendment........................  22
15.      No Fees or Expenses for Solicitations or Recommendations..........  23
16.      Additional Information............................................  23
17.      Certain Risks of Participation in the Offer and Owning Our
              Common Stock.................................................  24
18.      Certain Financial Information.....................................  27
19.      Miscellaneous.....................................................  28


SCHEDULE A INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF CHOICE ONE COMMUNICATIONS INC.

                                SUMMARY OF TERMS

         The following is a summary of the terms of the Offer presented in a question and answer format. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying documents, which provide further details regarding the Offer. We have included references in the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this Summary of Terms.

     A.  WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

         Our Stock Option Exchange Program is a voluntary program that offers Eligible Colleagues the opportunity to make a one-time election to tender certain of their Current Options and exchange them for New Options. The Offer will remain open until 12:00 midnight Eastern Time (U.S.) on January 21, 2003, unless the Offer is extended by the Company in its discretion or as required under applicable federal securities laws (the "Expiration Date"). If you accept this Offer, then your Current Options will be exchanged on the Expiration Date and your New Options will be granted on that date (the "Replacement Grant Date").

     B.  WHY IS CHOICE ONE OFFERING THIS PROGRAM?

         Choice One strongly believes that our colleagues play a central role in our success as a company. To that end, Choice One has made a long-standing commitment to provide financial incentives for colleagues who help create and build value for the Company. Stock options have always been an important part of those incentives and of our overall compensation package. In recognition of that, our Board of Directors approved the Stock Option Exchange Program.

         This Offer reinforces the Company's commitment to the ownership principle by recognizing our colleagues' efforts to build our business, while also recognizing the current market reality as it relates to stock valuations. See "The Offer: 2. Purpose of the Offer."

     C.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all outstanding, unexercised stock options to purchase shares of our common stock granted under the Plan before January 2, 2002, other than performance based stock options granted on January 1, 2002. If you wish to participate in the Offer, you need not exchange all eligible outstanding options that you hold, however, you must exchange all options granted to you on a particular grant date. For example, if you have an outstanding option for 100 shares granted on October 1, 2000 and an option for 100 shares granted on January 1, 2002, you may elect to exchange one, or both, or none of these grants, thereby exchanging 100, or 200, or no shares. However, you may not elect to exchange only a portion of any grant. Each grant must be exchanged in full, or not at all.

     D.  WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

         All colleagues of Choice One are eligible to participate in this Offer if they: (i) are actively employed by Choice One on the date the Offer commences; (ii) hold Current Options on the date the Offer commences; and (iii) remain an actively employed colleague of Choice One through the Expiration Date and through the Replacement Grant Date (individually, an "Eligible

Colleague"). Non-employee members of our Board of Directors are not eligible to participate in the Offer.

     E.  WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER?

         To participate in the Offer you must make a voluntary election to exchange Current Options for New Options. You will have only one opportunity to make an election, so, for example, if you elect to exchange fewer than all of your Current Options, you will not have another opportunity to exchange your remaining Current Options, even if the Expiration Date has not been reached. This election will become irrevocable at 12:00 midnight Eastern Time (U.S.) on the Expiration Date. When we accept your Current Options they will be cancelled in exchange for New Options to be granted on the Replacement Grant Date, subject to the conditions described under question P and under the heading "The Offer:
6. Conditions of the Offer."

         To exchange your Current Options we must, by 12:00 midnight Eastern Time (U.S.) on the Expiration Date, receive your properly completed, signed and dated Election Letter (Letter of Transmittal) and Personalized Election Form in accordance with their instructions. You may deliver these documents by hand delivery directly to Janet Smith or fax, mail, or overnight deliver them to us at: Choice One Communications Inc., Human Resources Department, Attention: Janet Smith, Stock Option Exchange Program, 100 Chestnut Street, Suite 600, Rochester, New York 14604, fax number (585) 530-2738. Delivery will be at your own expense. PLEASE ALLOW SUFFICIENT TIME TO ENSURE THAT WE RECEIVE THESE DOCUMENTS BY THE EXPIRATION DATE.

     F. IF I DECIDE TO PARTICIPATE IN THE OFFER, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

         If you elect to participate in the Offer, any options that you tender for exchange will be promptly cancelled after 12:00 midnight Eastern Time (U.S.) on the Expiration Date. Options that you choose not to tender for exchange will not be cancelled and will not change in any way. See "The Offer: 11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer."

     G.  HOW MANY NEW OPTIONS WILL I RECEIVE IN THE EXCHANGE?

         The number of New Options to be granted in exchange for Current Options that are accepted for exchange will vary depending on the exercise price of your Current Options, determined by the following exchange ratios:

       ----------------------------------------------------------------------
       FOR CURRENT OPTIONS WITH          NUMBER OF NEW OPTIONS
       EXERCISE PRICES:                  TO BE GRANTED AS A PERCENT
                                         OF SHARES COVERED BY
                                         EXCHANGED CURRENT
                                         OPTIONS:
        --------------------------------- ------------------------------------
       $4.00 and under                   80%
       --------------------------------- ------------------------------------
       $4.01 to $8.00                    65%
       --------------------------------- ------------------------------------
       $8.01 to $20.00                   40%
       --------------------------------- ------------------------------------
       Over $20.00                       25%
       ----------------------------------------------------------------------

See the discussion under the heading "The Offer 8. Consideration for Participation; Terms of New Options."

     H.  WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OFFER?

         The deadline to elect to participate in the Offer is 12:00 midnight Eastern Time (U.S.) on the Expiration Date - January 21, 2003, unless we extend the Offer. This means we must have received your Election Letter and Personalized Election Form prior to that time. We may, in our discretion or as required under applicable federal securities laws, extend the deadline to participate in the Offer at any time, but we cannot assure you that the Offer will be extended at all, or, if it is extended, for how long. If we extend the deadline to participate in the Offer, we will make an announcement of the extension no later than 9:00 a.m. Eastern Time, on the business day following the previously scheduled expiration date. If we extend the deadline, you must submit your Election Letter and Personalized Election Form prior to the extended Expiration Date. See "The Offer: 1. Colleagues Eligible to Participate; Number of Options; Expiration Date"; and "The Offer: 3. Procedures for Tendering Options."

     I. WHAT WILL HAPPEN IF I DO NOT SUBMIT OR DELIVER MY ELECTION LETTER AND PERSONALIZED ELECTION FORM BY THE DEADLINE?

         If we do not receive your Election Letter and Personalized Election Form by the Expiration Date, you will retain your Current Options and will not participate in the Offer. Your Current Options will remain unchanged with their original exercise prices and terms.

     J. MAY I WITHDRAW OPTIONS FROM THE OFFER AFTER I HAVE SUBMITTED AN ELECTION LETTER AND PERSONALIZED ELECTION FORM?

         Once you have submitted the Election Letter and Personalized Election Form, you will have one opportunity to withdraw the Current Options you have elected to exchange. You may do so by submitting a Withdrawal of Election Form before the Expiration Date. If you wish to withdraw, you must withdraw all Current Options tendered for exchange. Remember that for each grant date, you must elect to exchange all or none of your options granted to you on that particular grant date. If you choose to withdraw your election, you must submit a Withdrawal of Election Form that covers all Current Options that you had elected to exchange. You will not be permitted to re-elect to exchange your options after you have submitted a Withdrawal of Election Form. See the discussion under the heading "The Offer: 4. Withdrawal Rights."

     K.  DURING WHAT PERIOD OF TIME MAY I WITHDRAW OPTIONS FROM THE OFFER?

         You may withdraw options from the Offer once at any time before 12:00 midnight Eastern Time (U.S.) on the Expiration Date. If we extend the Offer beyond January 21, 2003, you may withdraw options that you previously elected to exchange at any time until the expiration of the extended deadline. Remember, you will only have one opportunity to withdraw your election. If we have received a Withdrawal of Election Form from you, we will not accept another Election Letter and Personalized Election Form. See the discussion under the heading "The Offer: 4. Withdrawal Rights."

     L. WHAT IF MY EMPLOYMENT AT CHOICE ONE ENDS BETWEEN THE DATE OF THIS OFFER AND THE REPLACEMENT GRANT DATE?

         Nothing in this Offer modifies or changes your employment status with us or grants you any right to remain employed by us. You may not withdraw your election to participate after 12:00 midnight Eastern Time (U.S.) on January 21, 2003, unless the Offer is extended. If your employment with Choice One is terminated by you or by Choice One voluntarily, involuntarily, for any reason or no reason, before your New Options are granted, your tender of your Current Options will be terminated and you will not have any right to the grant of New Options that would have been issued on the Replacement Grant Date. THEREFORE, IF YOU ELECT TO PARTICIPATE AND YOU ARE NOT AN ACTIVE COLLEAGUE OF CHOICE ONE FROM THE DATE OF THIS OFFER THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS AND YOUR CURRENT OPTIONS REMAIN IN EFFECT IN ACCORDANCE WITH THEIR TERMS.

     M.  WILL I HAVE TO PAY TAXES IF I PARTICIPATE IN THE OFFER?

         If you participate in the Offer, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the New Options are granted. With regard to the New Options, the tax aspects of such options will be the same as any stock option grants. See material under the heading "The Offer: 13. Material Federal Income Tax Consequences."

         Every colleague's tax consequences are different. We cannot provide you with tax advice. We recommend that you consult your own tax advisor with respect to federal, state and local tax consequences of participating in the Offer.

     N.  HOW SHOULD I DECIDE WHETHER TO PARTICIPATE IN THE OFFER?

         The decision to participate in the Offer must be your personal decision and it will depend largely on your assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and our own business and stock price. We cannot recommend to you whether or not to participate in the Offer.

         The table below is based on different potential stock prices and an assumed exercise price for the New Options. Since we cannot predict what the fair market value of Choice One's stock will be at any time in the future, all calculations regarding the potential value of your stock options (Current Options or New Options) are purely illustrative and chosen arbitrarily. They are not a prediction of future values. You should consult with your personal advisors.


-------------------------------------------------------------------------------------------------------------------
   ASSUMED STOCK                       SCENARIO 1                                      SCENARIO 2
  MARKET VALUE AT           KEEP CURRENT OPTION GRANTS AS IS                PARTICIPATE IN EXCHANGE PROGRAM
  OPTION EXERCISE
===================================================================================================================
Example:             Current Options:                                 New Options (assumed exercise
                     100 Options at $28.25                            price):  25 Options at $.50
                     100 Options at $6.50                                      65 Options at $.50

-------------------- ------------------------------------------------ ---------------------------------------------
       $0.20         Gain: None - the option exercise prices are      Gain: None - the option exercise
                     both higher than the $.20 market value, so the   prices are higher than the $.20
                     gain is $0 per option.                           market value, so the gain is $0 per
                                                                      option.

                     Potential Value: None                            Potential Value: None
-------------------- ------------------------------------------------ ---------------------------------------------

       $2.50         Gain: None - the option exercise prices are      Gain: Since the option exercise
                     both higher than the $2.50 market value, so      prices are lower than the $2.50
                     the gain is $0 per option.                       market value, the gain is $2.00 per
                                                                      option.

                     Potential Value: None                            Potential Value: $2.00 gain per option x 90
                                                                      options = $180.00
-------------------- ------------------------------------------------ ---------------------------------------------

       $5.00         Gain: None - the option exercise prices are      Gain: Since the option exercise prices are
                     both higher than the $5.00 market value, so      lower than the $5.00 market value, the gain
                     the gain is $0 per option.                       is $4.50 per option.

                     Potential Value: None                            Potential Value: $4.50 gain per option x 90
                                                                      options = $405.00
-------------------- ------------------------------------------------ ---------------------------------------------
      $33.00         Gain: Since the option exercise prices are       Gain: Since the option exercise
                     lower than the $33.00 market value, the gain     prices are lower than the $33.00
                     is $4.75 per option and $26.50 per option.       market value, the gain is $32.50 per
                                                                      option.

                     Potential Value: $4.75 gain per option x 100     Potential Value: $32.50 gain per option x
                     options = $475.00                                90 options = $2,925.00
                     $26.50 gain per option x 100 options =
                     $2,650.00 for total of $3,125.00
-------------------- ------------------------------------------------ ---------------------------------------------


     O.  WHAT DOES THE COMPANY AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?

         Our Board of Directors approved the Offer, but neither Choice One nor our Board of Directors makes any recommendation as to whether you should participate in the Offer. The decision to participate in the Offer must be your personal decision. We encourage you to seek counsel from your personal advisors. Non-employee members of our Board of Directors are not eligible to participate in the Offer.

     P.  WHAT ARE THE CONDITIONS TO THE OFFER?

         The implementation of the Offer is not conditioned upon a minimum number of options being exchanged. The Offer is, however, subject to a number of other conditions, including the conditions described under the heading "The
Offer: 6. Conditions of the Offer."

     Q.  WHICH OPTIONS CAN BE EXCHANGED?

         Options granted to active colleagues before January 2, 2002 may be exchanged, other than performance based stock options granted on January 1, 2002. You must, however, exchange all or none of the unexercised options granted to you on a particular grant date. For example, if you have an outstanding option for 100 shares granted on October 1, 2000, 25 shares of which have already been exercised, and an option for 100 shares granted on January 1, 2002, none of which have been exercised, you may elect to exchange one, or both, or none of these grants, thereby exchanging 75 shares (exchanging only the October 1, 2000 grant), 100 shares (exchanging only the January 1, 2002 grant), 175 shares (exchanging both grants), or no shares (not exchanging either grant). However, you may not elect to exchange only a portion of any grant. Each grant must be exchanged in full, or not at all. Options held by non-employee members of our Board of Directors may not be exchanged in the Offer. See "The Offer: 1. Colleagues Eligible to Participate; Number of Options; Expiration Date."

     R.  CAN I EXCHANGE OPTIONS THAT HAVE ALREADY BEEN EXERCISED?

         No. The Offer covers only outstanding and unexercised options; it does not apply in any way to shares of Choice One stock already purchased upon the exercise of options. If you exercised a Current Option in its entirety, that option is no longer outstanding and therefore cannot be included in the Offer. However, if you exercised a Current Option only in part, the remaining outstanding unexercised portion of the Current Option can be included in the Offer and may be exchanged.

     S.  WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

         The exercise price of the New Options will be the fair market value of Choice One common stock determined by the last sale price on the OTC Bulletin Board (or, in the absence of any trades, the average of the best bid and the best ask) at the 4:00 p.m. stock market close on the Replacement Grant Date. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. You may obtain market quotes for our common stock by: (i) opening your internet browser, (ii) going to the OTC Bulletin Board website: www.otcbb.com, (iii) typing the Choice One stock symbol "CWON" in the box in the upper left hand portion of your screen, and (iv) clicking on the button labeled "Bullet Quote." See "The Offer: 8. Consideration for Participation; Terms of New Options."



     T.  WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?

         The percentage of the New Options that will be vested will be the same as the percentage of the exchanged Current Options that are vested as of the Replacement Grant Date. The remaining New Options will be unvested and the remaining vesting schedule will be extended by one year from the original Current Option grant date. For example, if you exchange Current Options that are one-quarter vested on the Replacement Grant Date, your New Options will be one-quarter vested on that date although the number of New Options granted will be smaller than the number of Current Options due to the application of the exchange ratio. The remaining unvested portion of your New Options (three-quarters) will vest over the next four years (vesting schedule of the cancelled Current Options plus one year) on the same anniversary date as the cancelled Current Options.

         The example below provides an illustration, assuming a Current Option exercise price of $4.00 or less:

---------------------------------------------------------------------------------------------------------------
                SHARES      GRANT DATE                                  VESTING
                                          ---------------- ------------ ------------- ------------ ------------
                                          10/01/02         10/01/03     10/01/04      10/01/05     10/01/06

---------------------------------------------------------------------------------------------------------------
Current         1,000       10/01/01      250              250          250           250
Option

--------------- ----------- ------------- ---------------- ------------ ------------- ------------ ------------

New Option      800         01/21/03      One-quarter      150          150           150          150
                                          (200 shares)
                                          are
                                          immediately
                                          vested at the
                                          time of grant
                                          of the New
                                          Option

---------------------------------------------------------------------------------------------------------------


     U.  WHEN WILL THE NEW OPTIONS EXPIRE?

         Your New Options will expire on the same date as the surrendered Current Options. For example, a Current Option with a grant date of October 21, 1999, expires on October 21, 2009. Your New Option issued in echange for that Current Option will also have an expiration date of October 21, 2009. See "The
Offer: 8. Consideration for Participation; Terms of New Options."

     V. WILL THE OTHER TERMS AND CONDITIONS OF THE NEW OPTIONS BE THE SAME AS THE TERMS AND CONDITIONS OF MY CURRENT OPTIONS?

         The New Options will be issued under the same option plan as the related Current Options cancelled in the Offer. The terms and conditions of the New Options will have the same general terms and conditions of the Current Options but the New Options will have a new grant date and exercise price, will cover a fewer number of shares of our common stock, and the unvested portion of the New Options will have a new vesting schedule. See "The Offer: 8. Consideration for Participation; Terms of New Options."

     W.  WHO CAN I TALK TO IF I HAVE ANY QUESTIONS ABOUT THE OFFER?

         Any questions or requests for additional copies of any documents referred to in the Offer may be directed to Lisa Schnorr, Director, Corporate Communications and Investor Relations, Choice One Communications Inc., 100 Chestnut Street, Suite 600, Rochester, New York 14604; or (585) 530-2965; or via facsimile (585) 530-2739.

                                    THE OFFER

1.       COLLEAGUES ELIGIBLE TO PARTICIPATE; NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and conditions of the Offer, we will exchange, for New Options to be issued under the Choice One Communications Inc. 1998 Employee Stock Option Plan (May 2000 Restatement), as amended (the "Plan"), all Current Options that are properly tendered by our current Eligible Colleagues, and not validly withdrawn in accordance with section 4 before the "Expiration Date," as defined below. "Current Options" are any and all of the unexercised stock options (whether vested or unvested) that were granted before January 2, 2002, other than performance based stock options granted on January 1, 2002, that are outstanding under the Plan.

         The number of New Options to be granted in exchange for Current Options that are accepted for exchange will vary depending on the exercise price of your Current Options, determined by the following exchange ratios:

     ----------------------------------- --------------------------------
     FOR CURRENT OPTIONS WITH            NUMBER OF NEW OPTIONS
     EXERCISE PRICES:                    TO BE GRANTED AS A
                                         PERCENT OF SHARES
                                         COVERED BY EXCHANGED
                                         CURRENT OPTIONS:
     ----------------------------------- --------------------------------
     $4.00 and under                     80%
     ----------------------------------- --------------------------------
     $4.01 to $8.00                      65%
     ----------------------------------- --------------------------------
     $8.01 to $20.00                     40%
     ----------------------------------- --------------------------------
     Over $20.00                         25%
     ----------------------------------- --------------------------------


         For example, for an exchange by an Eligible Colleague of a Current Option for 100 shares with an exercise price of $3.99, an Eligible Colleague will receive a New Option for 80 shares with an exercise price equal to the fair market value of our common stock determined by the last sale price on the OTC Bulletin Board (or, in the absence of any trades, the average of the best bid and the best ask) at the 4:00 p.m. stock market close on the Replacement Grant Date.

         The New Options will be issued under the same Plan as Current Options. The New Options will be issued on the same date that your exchanged options are accepted and cancelled.

         The term "Expiration Date" means 12:00 midnight Eastern Time (U.S.), on January 21, 2003, but we may, in our discretion or as required under the federal securities laws, extend the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See section 14 for a description of our rights to extend, terminate and amend the Offer, and section 6 for a description of conditions to the Offer.

2.       PURPOSE OF THE OFFER.

         Choice One strongly believes that our colleagues play a central role in our success as a company. To that end, Choice One has made a long-standing commitment to provide financial incentives for colleagues who help create and build value for the Company. Stock options have always been an important part of these incentives and our overall compensation package. In recognition of that, our Board of Directors approved the Stock Option Exchange Program.

         This Offer reinforces the Company's commitment to the ownership principle by recognizing our colleagues' continued efforts to build our business, while also recognizing the current market reality as it relates to stock valuations.

3.       PROCEDURES FOR TENDERING OPTIONS.

         PROPER TENDER OF OPTIONS. To validly tender your Current Options pursuant to the Offer, we must receive your properly completed, signed, and dated (delivered by hand directly to Janet Smith, or by mail, fax, or overnight delivery) Election Letter and Personalized Election Form by 12:00 midnight Eastern Time (U.S.) on the Expiration Date - January 21, 2003, unless we extend it. Deliver your Election Letter and Personalized Election Form to Choice One Communications Inc., Human Resources Department, Attention: Janet Smith, Stock Option Exchange Program, 100 Chestnut Street, Suite 600, Rochester, New York 14604 (facsimile: (585) 530-2738). Remember, you will only be allowed to deliver one Election Letter and Personalized Election Form. If you choose not to exchange all of your Current Options, YOU MAY NOT at a later time, even before the Expiration Date, deliver another Election Letter and Personalized Election Form to exchange additional Current Options. The Election Letter and Personalized Election Form must be executed by the Eligible Colleague exchanging the Current Options exactly as such optionholder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Letter and Personalized Election Form. We must receive all of the required documents before the Expiration Date.

         The method of delivery of all documents, including Election Letter and Personalized Election Form and any other required documents, is at your own election, risk and cost. We will only accept paper delivery, and therefore delivery by e-mail will not be accepted. If delivery is by mail, we recommend that you use registered mail with return receipt requested. If delivery is by fax, we recommend that you also send the original documents to us. In all cases, you should allow sufficient time to ensure timely delivery.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of Current Options, and all questions as to the number of shares subject to Current Options or to be issued pursuant to New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of Current Options that we determine do not comply with the conditions of this Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered Current Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular Eligible Colleague. No tender of Current Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Colleague or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your tender for exchange of Current Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR CURRENT OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT ON THE EXPIRATION DATE BETWEEN US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. AT THAT TIME THE CURRENT OPTIONS EXCHANGED BY YOU WILL BE CANCELLED. YOUR OPTION PACKAGE WITH RESPECT TO THE CANCELLED CURRENT OPTIONS WILL BE AUTOMATICALLY TERMINATED AND OF NO FURTHER FORCE AND EFFECT.

         Subject to our rights to extend, terminate and amend the Offer, we currently expect that, promptly after the Expiration Date of the Offer, we will accept all properly tendered options that have not been validly withdrawn.

         4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered Current Options in accordance with the provisions of this Section 4. You may withdraw your tendered Current Options once at any time before 12:00 midnight Eastern Time (U.S.), on the Expiration Date - January 21, 2003, unless we extend it. If we extend the Offer beyond that time, you may withdraw your tendered Current Options at any time until the extended Expiration Date of the Offer.

         To validly withdraw your tendered Current Options, we must receive a properly completed, signed and dated Withdrawal of Election Form (by hand, mail, fax or overnight delivery) prior to the Expiration Date. You may deliver these documents by hand delivery directly to Janet Smith or fax, mail, or overnight deliver them to us at: Choice One Communications Inc., Human Resources Department, Attention: Janet Smith, Stock Option Exchange Program, 100 Chestnut Street, Suite 600, Rochester, New York 14604, fax number (585) 530-2738. The Withdrawal of Election Form must specify the name of the Eligible Colleague who tendered the options to be withdrawn. You must withdraw all of your tendered Current Options. The Withdrawal of Election Form must be executed by the optionholder who tendered the options to be withdrawn exactly as such optionholder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal of Election Form.

         You may not rescind any withdrawal. Current Options you withdraw will be considered not properly tendered for purposes of the Offer. You will only have one opportunity to withdraw your election at any time prior to the Expiration Date.

         We are not required to give you any notice of defects or irregularities in any Withdrawal of Election Form you submit. None of us, including our other colleagues, will incur any liability for failure to give you any notice of defect. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Withdrawal of Election Forms. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF CURRENT OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of this Offer, on the Expiration Date, we expect to accept for exchange and cancel Current Options properly tendered and not validly withdrawn and, as promptly as practicable, to notify all Eligible Colleagues who have properly tendered their Current Options of our acceptance. We expect to grant the New Options on the same day that your Current Options are accepted and cancelled.

         For purposes of the Offer, we will be deemed to have accepted Current Options on the Expiration Date that are validly tendered and not properly withdrawn when we give written notice to the optionholders of our acceptance for exchange of such Current Options. Under the rules, we may give you notice of our acceptance of Current Options by press release or e-mail, or some other method. Subject to our rights to extend, terminate, and amend the Offer, we currently expect that we will accept promptly on the Expiration Date all properly tendered Current Options that are not validly withdrawn. When we accept your tendered Current Options for exchange and we cancel those Current Options, you will have no further rights with respect to those Current Options or under their applicable stock option agreements.

         By tendering your Current Options, you agree that the applicable stock option agreements will terminate and be of no further force or effect upon our cancellation of your tendered Current Options. As soon as administratively practicable after we accept and cancel tendered Current Options, we will send each tendering Eligible Colleague a notice indicating the number of shares subject to the Current Options that we have accepted and cancelled, the number of shares that will be subject to the New Options, the grant date of the New Options and the vesting schedule of the New Options.

6.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, we are not required to accept any Current Options tendered to us. We may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act (which requires that we either issue New Options or return the tendered options promptly after termination or withdrawal of the Offer) if, at any time after the date of this Offer and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred:

         (a) legal action by any government agency, authority or tribunal or any other person is threatened, instituted or pending against us which challenges or otherwise relates to this Offer, the acquisition of some or all of the tendered Current Options pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of our Company or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

         (b) any action is threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, enacted, amended or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of Current Options, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered Current Options;

                  (3) materially impair the benefits we hope to receive as a result of the Offer; or

                  (4) materially and adversely affect our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

         (c) any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer; or
         (d) any circumstances, changes or events occurs in our business, condition (financial or other), assets, income, operations, prospects or stock price or ownership that, in our reasonable judgment, is or may be material to us or makes it inadvisable for us to proceed with the Offer.

         The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS AND TRADING MARKET.

         Our common stock is currently quoted on OTC Bulletin Board under the symbol "CWON." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Nasdaq National Market for periods through December 9, 2002, and on the OTC Bulletin Board after that date. The market price for our common stock may continue to be subject to wide fluctuations in response to a variety of factors, some of which are beyond our control. See "The Offer: 17. Certain Risks of Participation in the Offer and Owning Our Common Stock."

---------------------------------------------------------------------------
QUARTER ENDED                                           HIGH        LOW
----------------------------------------------------- ---------- ----------
October 1 to December 9, 2002*                            $0.45      $0.28
----------------------------------------------------- ---------- ----------
September 30, 2002                                        $0.84      $0.18
----------------------------------------------------- ---------- ----------
June 30, 2002                                             $1.85      $0.40
----------------------------------------------------- ---------- ----------
March 31, 2002                                            $3.72      $1.26
----------------------------------------------------- ---------- ----------
December 31, 2001                                         $5.10      $1.03
----------------------------------------------------- ---------- ----------
September 30, 2001                                        $6.50      $1.40
----------------------------------------------------- ---------- ----------
June 30, 2001                                            $10.26      $4.31
----------------------------------------------------- ---------- ----------
March 31, 2001                                           $18.13      $3.56
----------------------------------------------------- ---------- ----------
December 31, 2000                                        $13.63      $3.94
----------------------------------------------------- ---------- ----------
September 30, 2000                                       $41.13     $10.50
----------------------------------------------------- ---------- ----------
June 30, 2000                                            $40.88     $19.63
----------------------------------------------------- ---------- ----------
March 31, 2000 (from February 16, 2000)                  $71.38     $24.81
---------------------------------------------------------------------------

* After December 9, 2002, our common stock was traded on the OTC Bulletin Board. The high and low sale prices of our common stock from December 10, 2002 to December 18, 2002 were $0.30 and $0.10 and the last sale on December 18, 2002 was $0.30.

         We encourage you to obtain current market quotations for our common stock before deciding whether to exchange your Current Options. You may obtain market quotes for our common stock by: (i) opening your internet browser, (ii) going to the OTC Bulletin Board website: www.otcbb.com, (iii) typing the Choice One stock symbol "CWON" in the box in the upper left hand portion of your screen, and (iv) clicking on the button labeled "Bullet Quote."

8.       CONSIDERATION FOR PARTICIPATION; TERMS OF NEW OPTIONS.

         We will issue New Options to purchase shares of our common stock under the Plan in exchange for Current Options properly tendered and cancelled in the Offer by us, subject to the terms set forth in the Offer.

         The number of New Options to be granted in exchange for Current Options that are accepted for exchange and cancelled will vary depending on the exercise price of your Current Options, determined by the following exchange ratios:

     -------------------------------------------------------------------
     FOR CURRENT OPTIONS WITH        NUMBER OF NEW OPTIONS TO
     EXERCISE PRICES:                BE GRANTED AS A PERCENT
                                     OF SHARES COVERED BY
                                     EXCHANGED CURRENT
                                     OPTIONS:
     ------------------------------- -----------------------------------
     $4.00 and under                 80%
     ------------------------------- -----------------------------------
     $4.01 to $8.00                  65%
     ------------------------------- -----------------------------------
     $8.01 to $20.00                 40%
     ------------------------------- -----------------------------------
     Over $20.00                     25%
     -------------------------------------------------------------------

         For example, for an exchange by an Eligible Colleague of a Current Option for 100 shares with an exercise price of $3.99, the Eligible Colleague will receive a New Option for 80 shares with an exercise price equal to the fair market value of our common stock determined by the last sale price on the OTC Bulletin Board (or, in the absence of any trades, the average of the best bid and the best ask) at the 4:00 p.m. stock market close on the Replacement Grant Date. We will not issue New Options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional amount of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each New Option.

         The issuance of New Options under this Offer will not create any contractual or other rights of the Eligible Colleagues to receive any future grant of stock options or benefits instead of stock options or any other right of continued employment.

         TERMS OF NEW OPTIONS. The following description of the Plan and the New Options is only a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the Plan. Information regarding the Plan can be found in the Form S-8 Registration Statement and related prospectus prepared in connection with the Plan.

         Please contact us as follows: Attention: Lisa Schnorr, Choice One Communications Inc. 100 Chestnut Street, Suite 600, Rochester, New York 14604 (telephone: (585) 530-2965, facsimile (585) 530-2739), to receive a copy of the Plan and related prospectus. Copies will be promptly provided to you at our expense.

         The New Options required to be granted under this Offer will be issued under the Plan. The New Options will have a new grant date of January 21, 2003, or any later Replacement Grant Date, a grant price equal to the last sale price on the OTC Bulletin Board (or, in the absence of any trades, the average of the best bid and the best ask) at the 4:00 p.m. stock market close on the Replacement Grant Date, and a vesting schedule extended by one year from the schedule of the tendered Current Options. The New Options will be exercisable for fewer shares of our common stock based on the exchange ratio.

         The New Options will be subject to the terms and conditions of this Offer and the Plan. Choice One will send you a confirmation of the terms of your New Options after the Expiration Date.

         The decision to participate in the Offer must be your personal decision and it will depend largely on your assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and our own business and stock price. We cannot recommend to you whether or not to participate in the Offer.

         The table below is based on different potential stock prices and an assumed exercise price for the New Options. Since we cannot predict what the fair market value of Choice One's stock will be at any time in the future, all calculations regarding the potential value of your stock options (Current Options or New Options) are purely illustrative and chosen arbitrarily. They are not a prediction of future values. You should consult with your personal advisors.

-------------------------------------------------------------------------------------------------------------------
   ASSUMED STOCK                       SCENARIO 1                                      SCENARIO 2
  MARKET VALUE AT           KEEP CURRENT OPTION GRANTS AS IS                PARTICIPATE IN EXCHANGE PROGRAM
  OPTION EXERCISE
===================================================================================================================
Example:             Current Options:                                 New Options (assumed exercise
                     100 Options at $28.25                            price):  25 Options at $.50
                     100 Options at $6.50                                      65 Options at $.50

-------------------- ------------------------------------------------ ---------------------------------------------
       $0.20         Gain: None - the option exercise prices are      Gain: None - the option exercise prices are
                     both higher than the $.20 market value, so the   higher than the $.20 market value, so the
                     gain is $0 per option.                           gain is $0 per option.

                     Potential Value: None                             Potential Value: None

-------------------- ------------------------------------------------ ---------------------------------------------
       $2.50         Gain: None - the option exercise prices are      Gain: Since the option exercise prices are
                     both higher than the $2.50 market value, so      lower than the $2.50 market value, the gain
                     the gain is $0 per option.                       is $2.00 per option.

                     Potential Value: None                            Potential Value: $2.00 gain per option x 90
                                                                      options = $180.00
-------------------- ------------------------------------------------ ---------------------------------------------
       $5.00         Gain: None - the option exercise prices are      Gain: Since the option exercise prices are
                     both higher than the $5.00 market value, so      lower than the $5.00 market value, the gain
                     the gain is $0 per option.                       is $4.50 per option.

                     Potential Value: None                            Potential Value: $4.50 gain per option x 90
                                                                      options = $405.00
-------------------- ------------------------------------------------ ---------------------------------------------
      $33.00         Gain: Since the option exercise prices are       Gain: Since the option exercise prices are
                     lower than the $33.00 market value, the gain     lower than the $33.00 market value, the
                     is $4.75 per option and $26.50 per option.       gain is $32.50 per option.

                     Potential Value: $4.75 gain per option x 100     Potential Value: $32.50 gain per option x
                     options = $475.00                                90 options = $2,925.00
                     $26.50 gain per option x 100 options =
                     $2,650.00 for total of $3,125.00
-------------------------------------------------------------------------------------------------------------------

         Administration. The Plan is administered by a Committee of the Company's Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee possesses the authority, in its discretion:

         (a) to determine the key colleagues of the Company to whom, and the time or times at which, incentive stock options ("ISOs"), non-qualified stock options ("NQSOs") (ISOs and NQSOs are collectively referred to as "options"), and restricted stock grants (all three types of grants are collectively referred to as "awards") shall be granted;

         (b) to determine at the time of grant whether an award will be an ISO, a NQSO, a restricted stock grant or a combination of these awards and the number of shares to be subject to each award;

         (c) to prescribe the form of the award agreements and any appropriate terms and conditions applicable to the awards and to make any amendments to such agreements or awards;

         (d) to interpret the Plan;

         (e) to make and amend rules and regulations relating to the Plan; and

         (f) to make all other determinations necessary or advisable for the administration of the Plan.

         The Committee's determinations are conclusive and binding. Members of the Committee are not liable for any action taken or decision made in good faith relating to the Plan or any award granted thereunder.

         Term. The options granted under the Plan may not have a term greater than ten (10) years. Each New Option will have a term equal to the remaining term of the exchanged Current Option it replaces.

         Vesting: The percentage of the New Options that will be vested will be the same as the percentage of the exchanged Current Options that are vested as of the Replacement Grant Date. The remaining New Options will be unvested and the remaining vesting schedule will be extended by one year from the original Current Option grant date. For example, if you exchange Current Options that are one-quarter vested on the Replacement Grant Date, your New Options will be one-quarter vested on that date although the number of New Options granted will be smaller than the number of Current Options due to the application of the exchange ratio. The remaining unvested portion of your New Options (three-quarters) will vest over the next four years (vesting schedule of the cancelled Current Options plus one year) on the same anniversary date as the cancelled Current Options.

         The example below provides an illustration, assuming a Current Option exercise price of $4.00 or less:

-----------------------------------------------------------------------------------------------------------------
                SHARES      GRANT DATE                                   VESTING
                                          -----------------------------------------------------------------------
                                          10/01/02         10/01/03     10/01/04      10/01/05     10/01/06

-----------------------------------------------------------------------------------------------------------------
Current         1,000       10/01/01      250              250          250           250
Option
--------------- ----------- ------------- ---------------- ------------ ------------- ------------ --------------

New Option      800         01/21/03      One-quarter or   150          150           150          150
                                          200 is
                                          immediately
                                          vested at the
                                          time of grant
                                          of the New
                                          Option

-----------------------------------------------------------------------------------------------------------------


         Payment of Exercise Price. An option is exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. Under the Plan,the payment may be made in:

         o  cash;

         o  by check;

         o or, if the option agreement permits, by delivery of shares of common stock of the Company beneficially owned by the optionholder, duly assigned to the Company with the assignment guaranteed by a bank, trust company or member firm of the New York Stock Exchange; or

         o  by a combination of the above.

         Any shares delivered in payment will be deemed to have a value per share equal to the fair market value of the shares on such date and must have been held by the optionholder for more than six months.

         Termination of Employment. If the employment of an optionholder terminates by reason of death or permanent physical disability (as determined by the Committee), all unvested awards become immediately vested and exercisable upon the optionholder's termination date. Any option may be exercised by the optionholder or, in the event of the optionholder's death, by the optionholder's personal representative any time prior to the earlier of the expiration date of the option or the expiration of three months after the date of termination. Upon termination of a optionholders' employment for cause (as defined in the plan) any vested option may not be exercised after termination of employment and any unvested award shall be forfeited.

         Withholding. Whenever the Company proposes or is required to issue or transfer shares of common stock under the Plan, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and/or local income and employment withholding tax requirements prior to the delivery of any certificate or certificates for such shares or to take any other appropriate action to satisfy such withholding requirements. However, in certain circumstances, the recipient may satisfy such obligation by electing to have the Company withhold shares of common stock from the shares to which the recipient is otherwise entitled, provided that the amount of such withholding shall not exceed the Company's statutory withholding requirements.

         No Employment Rights. The Plan and any options granted under the Plan do not confer upon any optionholder any right with respect to continuance as a colleague of the Company or any subsidiary, nor shall they interfere in any way with the right of the Company or any subsidiary to terminate the optionholder's position as a colleague at any time.

9.       INFORMATION CONCERNING CHOICE ONE.

         Headquartered in Rochester, New York, Choice One Communications Inc. (OTC BULLETIN BOARD: CWON) is a leading integrated communications services provider offering voice and data services including Internet and DSL solutions, and web hosting and design, primarily to small and medium-sized businesses in second and third-tier markets.

         Choice One, through its consolidated subsidiaries, currently offers services in 29 markets across 12 Northeast and Midwest states. At September 30, 2002, the company had nearly 500,000 lines in service and more than 100,000 accounts.

         As of September 30, 2002, the Company had 41,659,655 shares of common stock outstanding. In addition, we had options to purchase 6,214,116 shares of common stock outstanding. Options to purchase 4,480,246 shares are eligible to participate in the Offer.

         The Tender Offer Statement on Schedule TO that we filed with the SEC covering this Offer incorporates certain financial information about us included in our annual report on Form 10-K for the fiscal year ended December 31, 2001 which has been filed with the SEC and our quarterly reports for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 which have been filed with the SEC. Please see Section 16 below for information on how to obtain copies of these filings or our other SEC filings.

         For further information about Choice One, visit our web site at www.choiceonecom.com or contact us at 1-888-832-5800.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS AND OUR COMMON STOCK.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of September 16, 2002, our executive officers and directors as a group beneficially owned options to purchase a total of 191,663 shares of our common stock, which represented approximately 3.1% of the shares subject to all options outstanding as of September 30, 2002.

         The following table sets forth certain information regarding the beneficial ownership of options to purchase our outstanding common stock as of September 16, 2002 by each of our directors, each of our executive officers, and all directors and executive officers as a group. Beneficial ownership of less than one percent is denoted with an asterisk. The percentages identified below are based on options to purchase 6,214,116 shares of common stock outstanding as of September 30, 2002.



                                                                       No. of                    Percent of
                                                                       Options*                 Outstanding Options

      Steve M. Dubnik ........................................         32,900                          *
      Kevin S. Dickens .......................................         25,850                          *
      Ajay Sabherwal .........................................         53,683                          *
      Mae H. Squier-Dow ......................................         25,850                          *
      Philip H. Yawman .......................................         25,850                          *
      John B. Ehrenkranz .....................................          6,250                          *
      Bruce M. Hernandez .....................................          6,250                          *
      James S. Hoch ..........................................          6,250                          *
      Howard I. Hoffen .......................................          2,500                          *
      Richard Postma .........................................          6,250                          *
      All directors and executive officers
         as a group (10 persons)..............................        191,633                          3.1%
      *Shows only vested options as required by applicable rules.

         Mr. Ehrenkranz, Mr. Hoch and Mr. Hoffen are all Managing Directors of Morgan Stanley & Co. Incorporated ("Morgan Stanley"). Morgan Stanley, through various entities holds shares of our common stock, shares of our Series A Cumulative Preferred Stock and warrants to purchase our common stock. For more information, see our Information Statement pursuant to Section 14(C) of the Securities and Exchange Act, filed with the Securities and Exchange Commission on October 21, 2002 and see "Additional Information" below.

         Other than ordinary course grants of stock options to colleagues and directors and stock option exercises by colleagues and directors, there have been no transactions in options to purchase our common stock or in our common stock that were effected during the past 60 days by Choice One or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Choice One, other that an acquisition of 85,865 additional shares of common stock by Mr. Dubnik in his 401(k) plan in an intraplan transfer on December 13, 2002.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Current Options that are accepted for exchange will be cancelled and returned to the pool of options available under the Plan. The New Options will be granted from the Plan. To the extent these shares are not fully allocated for the New Options to be granted in connection with the Offer, the shares will be available for future awards to Eligible Colleagues.

         The Company will expense the fair value of all stock options over the stock option vesting period, including the options that will be granted pursuant to this Offer. In late November 2002, the Board of Directors of the Company determined that, beginning January 2003, the fair value of all stock option grants will be expensed in accordance with generally accepted accounting principles.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business and that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the Offer. We are also not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or cancellation of our options as contemplated herein, other than filings with the Securities and Exchange Commission. If any such approval or other action is required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and cancellation and to issue New Options for tendered options is subject to conditions, including the conditions described in section 6 above.

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the tax consequences of cancellation of Current Options and grant of New Options for Eligible Colleagues based on the tax rules in effect on the date of this Offer. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your circumstances. Each Eligible Colleague is urged to discuss with his or her own tax advisor the precise tax impact on the Eligible Colleague of Plan participation.

         Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of a Current Option for a New Option.

         Incentive Stock Options (ISOs). An Eligible Colleague receiving an ISO will not be subject to income tax upon either the grant of such option or its subsequent exercise. The spread between the option price and the fair market value on the date of exercise will, however, be included in the Eligible Colleague's alternative minimum taxable income for purposes of determining the Eligible Colleague's liability, if any, for the alternative minimum tax. If the

Eligible Colleague holds the shares acquired upon exercise for more than one year after exercise (and two years after grant), then the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the option price will constitute long-term capital gain or loss at the time of sale. The Company will not be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. If the options cease to be ISOs for any reason, they will be treated as NQSOs. For example, if the Eligible Colleague sells the shares before the expiration of the requisite holding periods, the Eligible Colleague will be deemed to have made a "disqualifying disposition" of the shares and will realize ordinary income in the year of the disposition. In the event of a disqualifying disposition, the Company will be entitled to a federal income tax deduction in the year of disposition of the shares in the amount of the ordinary income realized by the Eligible Colleague.

         Non-Qualified Stock Options (NQSOs). The Company has been advised by its counsel that an Eligible Colleague who is granted NQSOs will not recognize any income at the time of grant. Nor is the Company entitled to a tax deduction at the time of grant.

         Ordinary income will be recognized by the Eligible Colleague on the date the Eligible Colleague exercises a NQSO. The amount of income will be equal to the excess of the fair market value of the shares on the date of exercise over the option price. The holding period for capital gain and loss purposes will begin on the date of exercise.

         The Company will be entitled to take a deduction at the time the Eligible Colleague is required to recognize income from the option exercise. The deduction will be equal to the amount which is taxable to the Eligible Colleague as ordinary income as a result of exercise.

         The basis of shares acquired pursuant to the exercise of a NQSO will be the fair market value of the shares upon the date of exercise. When the recipient disposes of shares acquired pursuant to a NQSO, any amount realized in excess of the basis of the shares will be treated as long-term or short-term capital gain, depending on the holding period of the shares. If the amount realized is less than the basis of the shares, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the shares.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 above has occurred or is deemed by us to have occurred, and upon any requirement under applicable federal securities laws to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving written notice of such extension to the Eligible Colleagues and by issuing a press release.

         We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any tendered Current Options upon the occurrence of any of the conditions specified in section 6 above, by giving oral or written notice of such termination or postponement to the Eligible Colleagues and by issuing a press release. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires us to pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 above has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of options being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Eastern Time (U.S.), on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of such change, for example, by press release.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the Offer for a period of ten (10) business days after the date of such publication: (a) (1) we increase or decrease the amount of consideration offered for the options; (2) we increase or decrease the number of options eligible to be tendered in the Offer; and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 14.

15.      NO FEES OR EXPENSES FOR SOLICITATIONS OR RECOMMENDATIONS.
         We will not pay any fees or commissions to any broker, dealer or other person for making recommendations or soliciting tenders of options pursuant to this Offer.

16.      ADDITIONAL INFORMATION.
         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO or the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, and which we incorporate herein by reference, before making a decision on whether to tender your options:

         (a) our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002;

         (b) our quarterly reports for the quarters ended March 31, 2002, filed May 15, 2002; June 30, 2002, filed August 14, 2002; and September 30, 2002, filed with the SEC on November 14, 2002;

         (c) the description of our common stock included in our registration statement on Form 8-A12G, which was filed with the SEC on February 1, 2000; including any amendments or reports we file for the purpose of updating that description;

         (d) our registration statements on Form S-8 (File Nos. 333-47002 and 333-75712), filed with the SEC on September 29, 2000 and December 21, 2001, respectively;

         (e) our registration statement on Form S-1 (File No. 333-91321) filed with the SEC on February 16, 2000; and

         (f) our definitive Information Statement filed with the SEC on October 21, 2002 pursuant to Section 14(C) of the Securities and Exchange Act of 1934.

         Our SEC file number for the filings referred to in items (a), (b) and
(c) above is 000-29279. This filing, our other annual, quarterly and current reports, our proxy or information statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room: 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on the OTC Bulletin Board under the symbol "CWON."

         We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

         Lisa Schnorr
         Director, Corporate Communications and Investor Relations Choice One Communications Inc.
         100 Chestnut Street, Suite 600
         Rochester, New York  14604
         (telephone: (585) 530-2965, facsimile: (585) 530-2739)

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Choice One should be read together with the information contained in the documents to which we have referred you.

17.      CERTAIN RISKS OF PARTICIPATION IN THE OFFER AND OWNING OUR COMMON STOCK

         Participation in the Offer involves a number of potential risks, including, but not limited to those described below related to our business, participation in the Offer and our common stock.

Risks Related to Our Business

         Below we list only a few of the risks related to our business that are discussed in our Annual Report on Form 10-K for the year ended December 31, 2001. For a discussion of these risks and other risks related to our business, you should read our Annual Report on Form 10-K (See "The Offer: 16. Additional Information"). A few of these risks are:

   o to expand our business, we will need a significant amount of cash which we may be unable to obtain;

   o we anticipate future operating losses as we continue to grow our business in 29 markets; and

   o our substantial indebtedness could adversely affect our financial health and could prevent us from fulfilling obligations.

Risks of Participation in the Offer

         Below we set forth some of the potential risks of participation in the Offer. We strongly recommend that you consult with investment and tax advisors before deciding whether to participate in the Offer. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also affect the Offer.

   o If you cease being an active employee of Choice One prior to the Replacement Grant Date, you will not receive any New Options.

         If you cease being an active employee for any reason prior to the grant of the New Options, your Election Letter and Personalized Election Form will be terminated and void and your Current Options will continue in accordance with their terms.

   o Your Current Options that you tender for cancellation may be worth more than the New Options.

         At certain prices for our common stock (see example under "The Offer:
         Consideration for Participation; Terms of New Options"), your Current Options may be more valuable than the New Options you would receive in the exchange.

         If you tender Current Options for exchange which are incentive stock options, you may receive New Options which are a combination of incentive stock options and nonqualified stock options or future grants of options in calendar year 2003 may be required to be nonqualified stock options.

         The Tax Code limits the number of shares underlying the New Options to be granted which may be treated as incentive stock options. For options to qualify as incentive stock options, the fair market value of shares as to which the option first becomes exercisable by the optionholder in any calendar year cannot exceed $100,000, based on the fair market value of the shares on the date of grant (the fair market value will be the same as the option exercise price). Since the exchange ratio is fixed without regard to the fair market value of the common stock on the Replacement Grant Date (which is also the exercise price of the New Options), it is possible that by participating in this exchange, the New Options to be granted to you in exchange for one or more incentive stock options you tender will exceed this limit. In such event, the excess will be granted as nonqualified stock options. In general, nonqualified stock options are less favorable to you from a tax perspective. For more detailed information, please see "The Offer:
         13. Material Federal Income Tax Consequences."

         Even if you elect not to participate in the Stock Option Exchange Program, there is a slight chance that the tax treatment of your incentive stock options may be affected.

         We believe it is more likely than not that you will not be subject to current U.S. federal income tax if you do not elect to participate in the Stock Option Exchange Program. We also believe that the Stock Option Exchange Program will not change the U.S. federal income tax treatment of your Current Options (or sales of shares acquired upon exercise of such options) to the extent you do not participate in the Stock Option Exchange Program with respect to some of the options you hold. However, with respect to any incentive stock options that you do not tender, it is possible that the IRS could seek to treat the option exchange program as resulting in a "modification" of such options. A successful assertion by the IRS of this position could cause any incentive stock options not tendered to be treated as nonqualified stock options and/or change the "date of grant" of such options under the Tax Code for purposes of determining how long shares acquired upon exercise of such options must be held in order to receive favorable tax treatment under the tax rules applicable to incentive stock options.

Risks Related to Our Common Stock

         Our stock has been extremely volatile. Our stock has experienced significant price and volume fluctuations. The market price for our common stock may continue to be subject to wide fluctuations in response to a variety of factors, some of which are beyond our control. Factors which may cause the price of our common stock to fall include, but are not limited to the following:

           o revenues and operating results failing to meet the expectations of securities analysts or investors in any period;

           o  failure to successfully implement our business strategy;

           o announcements of operating results and business conditions by our clients and competitors;

           o technological innovations by competitors or in competing technologies;

           o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

           o announcements by third parties of significant claims or proceedings against us;

           o  investor perception of our industry or our prospects;

           o economic developments in the telecommunications industry and general market conditions; or

           o  regulatory changes.

18.      CERTAIN FINANCIAL INFORMATION

         The following summary financial information is derived from Choice One's audited financial statements for the years ended December 31, 2001 and 2000 and from Choice One's unaudited financial statements for the nine months ended September 30, 2002. Eligible Colleagues should refer to the full financial statements and notes to financial statements, which are incorporated in the Offer to Exchange. Section 16, "Additional Information" explains where and how to find these documents at the Securities and Exchange Commission, including on their website at www.sec.gov. In addition, we will provide this information without charge to each person to whom a copy of this Offer to Exchange is delivered on written or oral request made to Lisa Schnorr, Choice One Communications Inc., 100 Chestnut Street, Suite 600, Rochester, New York 14604,
(585) 530-2965, or by facsimile: (585) 530-2739.

                                      Summary Financial Information
                              (Dollars in thousands, except per share data)

                                         September 30, 2002                     Year Ended December 31
                                         ------------------                     ----------------------
                                             (unaudited)
                                                                                    2001            2000
                                                                              ----------      ----------
Current assets                                 $85,676                           $56,564        $238,942
Noncurrent assets                             $393,236                          $710,014        $684,888
Current liabilities                            $68,066                           $62,901         $53,142
Redeemable preferred stock                    $231,420                          $200,780        $162,523
Noncurrent liabilities                        $631,812                          $499,466        $448,635
Book value per share                          $(10.86)






                                                                    Nine Months Ended
                                                                      September 30               Year Ended December 31
                                                                     --------------              ----------------------
                                                                    2001          2002               2001             2000
                                                                 ----------------------       -----------      -----------
                                                                  (unaudited)
Revenue                                                        $218,225        $125,394          $181,598          $68,082
Total operating expenses                                       $614,897        $278,114          $379,163         $270,382
Loss from operations                                         $(396,672)      $(152,720)        $(197,565)       $(202,300)
Net loss                                                     $(441,044)      $(190,518)        $(248,771)       $(216,852)
Net loss per share (basic and diluted)                         $(10.94)         $(5.52)           $(7.23)          $(7.11)

Ratios of Earnings to Fixed Charges and Ratios of Earnings to Fixed Charges And Preferred Stock Dividends and Accretion
(in thousands)

                                                     Nine Months Ended                                 Year Ended
                                                          September 30                                 December 31
                                                          ------------                                 -----------
                                                    2002                 2001                        2001           2000
                                            -----------------------------------------          ----------      ---------
Deficiency of earnings to
cover fixed charges                              $(441,044)           $(190,577)                $(248,848)     $(216,902)

Deficiency of earnings to cover fixed
charges and preferred stock dividends
and accretion                                    $(473,593)           $(218,736)               $(287,105)      $(231,105)


See full financial statements and notes to financial statements referred to above.

19.      MISCELLANEOUS.

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements". When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to our Company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents that we have filed with the SEC, including our annual report on Form 10-K filed on April 1, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


December 19, 2002                           CHOICE ONE COMMUNICATIONS INC.

                                   SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                         CHOICE ONE COMMUNICATIONS INC.

        The directors and executive officers of Choice One Communications Inc. and their positions and offices as of December 17, 2002, are set forth in the following table:

Name                     Positions and Offices Held
-------------------      ------------------------------------------------------

Steve M. Dubnik          Chairman of the Board, President and Chief Executive
                         Officer
Kevin S. Dickens         Co-Chief Operating Officer
Ajay Sabherwal           Executive Vice President, Finance and Chief Financial
                         Officer
Mae H. Squier-Dow        Co-Chief Operating Officer
Philip H. Yawman         Executive Vice President, Corporate Development
Scott D. Deverell        Vice President, Accounting, and Controller
John B. Ehrenkranz       Director
Bruce M. Hernandez       Director
James S. Hoch            Director
Howard I. Hoffen         Director
Richard Postma           Director


             The address of each director and executive officer is:

                      c/o Choice One Communications Inc.,
           100 Chestnut Street, Suite 600, Rochester, New York 14604.